Exhibit 4.5

ARTICLES OF AMENDMENT

to the

ARTICLES OF INCORPORATION

of

ALABAMA POWER COMPANY

Pursuant to, and with the effect provided in, Section 10-2B-6.02 of the Code of Alabama, 1975, as amended (the "Code"), the undersigned company adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:	The name of the company is "Alabama Power Company" (the "Company").

SECOND: The following resolutions amending the Company's Articles of Incorporation, as amended, providing for, among other things, the issuance and sale of not more than 6,000,000 shares of Preference Stock (Stated Capital $25 Per Share), not in excess of an aggregate $150 million, in one or more series and establishing each series of the new stock (as defined below), was duly adopted in the manner provided by the Code by the Company's Board of Directors at a meeting held on October 27, 2006, shareholder approval therefor not being required:

RESOLVED, That the relative rights and preferences of 6,000,000 of the authorized but unissued shares of undesignated Preference Stock (Stated Capital $25 Per Share) (the "new stock") in those respects in which the shares thereof may vary from the shares of other series of Preference Stock which may now or hereafter be authorized or created shall be as follows:

(1)          The officers of the Company be and hereby are authorized to determine the dividend rate or rates of the new stock, not to exceed 7.0% of the stated capital per annum, from and after the date issued, but only when declared by the Board of Directors and the dividend payment dates shall be the first days of January, April, July and October in each year commencing on the applicable dividend payment date succeeding the date of issuance of the new stock. If declared, dividends shall be payable to

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shareholders of record on a date as may be determined by the Board of Directors. If any dividend payment date is not a business day, the related dividend, if declared, will be paid on the next succeeding business day with the same force and effect as though paid on the dividend payment date, without any increase to account for the period from such dividend payment date through the date of actual payment.

(2)          Dividends payable on the new stock shall be non-cumulative and, accordingly, if the Board of Directors of the Company does not declare a dividend or declares less than a full dividend on the new stock for a dividend period, holders of the new stock will have no right to receive a dividend or the full dividend, as the case may be, for the dividend period and the Company will have no obligation to pay a dividend for that dividend period, whether or not the Company pays dividends in full or has sufficient funds to pay dividends in the future. Dividends payable on the new stock for the initial dividend period and any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in such period.

(3)          (a)No shares of the new stock shall be redeemed prior to five years from the first dividend payment date and the price at which shares may be redeemed thereafter shall be $25 per share, plus accrued and unpaid dividends (whether or not declared) from the immediately preceding dividend payment date to but excluding the redemption date (without accumulation of unpaid dividends for any prior dividend periods).

(b)        In the event the Company shall determine to redeem any or all of the new stock as aforesaid, the Company will give notice of any such redemption to holders of record of the new stock not more than 60 nor less than 30 days prior to the date fixed by the Board of Directors for such redemption. Failure to give notice to any holder of record of the new stock shall not affect the validity of the proceedings for the redemption of shares of any other holder of record of the new stock being redeemed.

(c)        Notice having been given as herein provided, from and after the redemption date, dividends on the new stock called for redemption shall cease to accrue and such new stock called for redemption will no longer be deemed outstanding, and all

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rights of the holders thereof, other than the right to receive the redemption price as herein provided, will cease.

(d)        Holders of the new stock will have no right to require redemption of any shares of the new stock.

(e)        Any shares of the new stock that are redeemed shall thereafter have the status of authorized but unissued shares of preference stock of the Company undesignated as to series, and may thereafter be reissued by the Board of Directors in the same manner as any other authorized and unissued shares of preference stock.

(f)         If the Company shall deposit on or prior to any date fixed for redemption of the new stock, with any bank or trust company having a capital, surplus and undivided profits aggregating at least fifty million dollars ($50,000,000), as a trust fund, a fund sufficient to redeem the shares called for redemption, with irrevocable instructions and authority to such bank or trust company to pay on and after the date fixed for redemption or such earlier date as the Board of Directors may determine, to the respective holders of such shares, the redemption price thereof, then from and after the date of such deposit (although prior to the date fixed for redemption) such shares so called shall be deemed to be redeemed and dividends thereon shall cease to accrue after said date fixed for redemption and such deposit shall be deemed to constitute full payment of said shares to the holders thereof and thereafter said shares shall no longer be deemed to be outstanding, and the holders thereof shall cease to be shareholders with respect to such shares, and shall have no rights with respect thereto except only the right to receive from said bank or trust company payment of the redemption price of such shares without interest.

(g)        In case the holder of any such new stock shall not, within six years after said deposit, claim the amount deposited as above stated for the redemption thereof, the bank or trust company shall upon demand pay over to the Company such amounts so deposited and the bank or trust company shall thereupon be relieved from all responsibility to the holder thereof. No interest on such deposit shall be payable to any such holder.

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(h)        Nothing contained in this paragraph (3) shall limit any legal right of the Company to purchase or otherwise acquire any shares of the new stock.

(4)          The amount payable in the event of liquidation shall be $25 per share, plus accrued and unpaid dividends (whether or not declared) for the then current quarterly dividend period, accrued to but excluding the date of such liquidation payment, but without accumulation of unpaid dividends for any prior dividend periods.

(5)          The shares of such class shall not be, by their terms, convertible or exchangeable.

(6)          The shares of such class shall not be, by their terms, entitled to the benefit of any sinking fund.

(7)          Upon the issuance of shares of the new stock, there shall be transferred from the Premium on Capital Stock Account to the Preference Stock Account an amount equal to $24 per share, and thereafter the stated capital of each share of the new stock shall be $25 per share.

THIRD: The undersigned officers of the Company pursuant to the authority granted them by the Company’s Board of Directors at a meeting held on October 27, 2006 hereby establish and designate, on behalf of the Company, a series of Preference Stock comprising 6,000,000 shares of 5.625% Series Preference Stock, Non-Cumulative, Par Value $1 Per Share (Stated Capital $25 Per Share) (the "5.625% Series Preference Stock"). Dividends shall be payable upon the 5.625% Preference Stock at a rate of 5.625% of the stated capital per annum.

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IN WITNESS WHEREOF, the undersigned officers of the Company do hereby set their hand and the seal of the Company on the 12th day of December, 2006.

/s/Art P. Beattie
Art P. Beattie
Executive Vice President, Chief Financial
Officer and Treasurer
Alabama Power Company

/s/Ceila H. Shorts
Ceila H. Shorts
Assistant Secretary
Alabama Power Company

This Instrument was prepared by:

Monica W. Sargent

Balch & Bingham LLP

1901 Sixth Avenue North, Suite 2600

Birmingham, AL 35203

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